UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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OMNICOM Group Inc.

(Name of Registrant as Specified In Its Charter)

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A Letter from the Lead Independent Director

To Our Fellow Shareholders:

As your newly-elected Lead Independent Director, I am reaching out on behalf of Omnicom’s full Board of Directors to request your support for John Purcell, Chairman of our Governance Committee.  Mr. Purcell has performed his duties with conviction and vigor for many years, and his actions over this past year demonstrate his continued commitment to protect your investment.

After a non-binding shareholder proposal to appoint an independent Chairman received 54% of votes cast last year, Mr. Purcell, acting then as Lead Independent Director and Chair of the Governance Committee, sought internal and external guidance.  He then promptly stepped down as Lead Independent Director, and simultaneously recommended an expansion of the authority and duties of such position for his successor.

We then reached out to shareholders representing more than 68% of our outstanding shares and held discussions with holders of over 50% of such shares to understand your concerns.  In speaking to 13 of our 14 largest holders who represented more than 50% of our outstanding shares, we learned that 6 of the holders were not supportive of an independent board Chair and voted against the proposal.  We also learned that a majority (4) of the remaining 7 supported it for reasons related to other governance issues, as described below and in our proxy statement.

What we heard from these and many other shareholders was that their vote in favor of the shareholder proposal was not specifically about having an independent Chairman. Instead, it was a way to express dissatisfaction with other governance matters such as inadequately formalized duties and responsibilities of the Lead Independent Director, lengthy average tenure of our directors, a lack of meaningful board refreshment and the implications these factors could have on independent oversight.

John Purcell then led the effort to be responsive to this feedback (as described in our proxy statement), which resulted in a further expansion of the responsibilities of the Lead Independent Director and adoption of a retirement age policy structured to result in average board tenure of 10 years or less.  Mr. Purcell made Board refreshment an immediate priority, which led to Debbie Kissire recently joining our Board and two long-serving Board members stepping down this month.  The retirement policy will result in our current Chairman and three more of our independent directors leaving the Board by our 2018 annual meeting -- including Mr. Purcell himself.

We are disappointed by Institutional Shareholder Services Inc.’s (“ISS”) recommendation to vote against Mr. Purcell. It is clear from its report that ISS failed to place sufficient value on the approach we took in response to the shareholder proposal. As ISS acknowledges in its proxy voting guidelines FAQ, independent board chair shareholder proposals are “more nuanced and allow for a broader range of implementation.” It would be illogical to vote against Mr. Purcell, the very director who so strongly advocated that we make the governance changes desired by Omnicom shareholders.

Many of Omnicom's shareholders have indicated that they are pleased with our level of responsiveness and the governance changes we implemented, accordingly we ask that you support the process we undertook by voting FOR all of our nominees including Mr. Purcell at the 2016 annual meeting and AGAINST the shareholder proposal to appoint an independent board Chairman.

Leonard S. Coleman, Jr.

Lead Independent Director